On May 16, 2016, the Board of Trustees of
Victory Portfolios (the Registrant), upon the recommendation of the Audit Committee of the Board of Trustees (the Audit Committee), dismissed PricewaterhouseCoopers LLP (PwC) as the independent registered public accounting firm for the Victory INCORE Investment
Quality Bond Fund (formerly RS Investment
Quality Bond Fund), Victory INCORE Low
Duration Bond Fund (formerly RS Low
Duration Bond Fund), Victory High Yield Fund
(formerly RS High Yield Fund), Victory Tax-
Exempt Fund (formerly RS Tax-Exempt Fund),
Victory High Income Municipal Bond Fund
(formerly RS High Income Municipal Bond
Fund), Victory Floating Rate Fund (formerly RS
Floating Rate Fund), Victory Strategic Income
Fund (formerly RS Strategic Income Fund),
Victory RS Small Cap Growth Fund (formerly
RS Small Cap Growth Fund), Victory RS Select
Growth Fund (formerly RS Select Growth
Fund), Victory RS Mid Cap Growth Fund
(formerly RS Mid Cap Growth Fund), Victory
RS Growth Fund (formerly RS Growth Fund),
Victory, RS Science and Technology Fund
(formerly RS Technology Fund), Victory RS
Small Cap Equity Fund (formerly RS Small Cap
Equity Fund), Victory RS Partners Fund
(formerly RS Partners Fund), Victory RS Value
Fund (formerly RS Value Fund), Victory RS
Large Cap Alpha Fund (formerly RS Large Cap
Alpha Fund), Victory RS Investors Fund
(formerly RS Investors Fund), Victory Global
Natural Resources Fund (formerly RS Global
Natural Resources Fund), Victory RS
International Fund (formerly RS International
Fund), Victory RS Global Fund (formerly RS
Global Fund), Victory Sophus Emerging
Markets Fund (formerly RS Emerging Markets
Fund), Victory Sophus Emerging Markets Small
Cap Fund (formerly RS Emerging Markets
Small Cap Fund) and Victory Sophus China
Fund (formerly RS China Fund), (collectively, the Funds and each individually, a Fund) and approved a change of the Funds independent registered public accounting firm to Ernst &
Young LLP (E&Y) for the fiscal year ending
December 31, 2016. PwC was informed of their dismissal on January 10, 2017. The reports of PwC on the financial statements of each fund for the fiscal years ended December 31, 2015 and December 31, 2014 contained no adverse opinion or disclaimer of opinion; nor were their reports qualified or modified as to uncertainty, audit scope, or accounting principle. During the fiscal years ended December 31, 2015 and December 31, 2014, and the subsequent interim period through January 10, 2017, there were no disagreements between the Funds and PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of PwC, would have caused them to make reference to the disagreements in their reports on the financial statements for such fiscal years. In addition, there were no reportable events of the kind described in Item 304(a) (1)
(v) of Regulation S-K under the Securities
Exchange Act of 1934, as amended. During the Funds fiscal years ended December 31, 2015 and December 31, 2014, and the interim period ended December 1, 2016, neither the Registrant nor anyone on its behalf consulted E&Y concerning (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Registrants financial statements or (ii) the subject of a disagreement (as defined in paragraph (a) (1) (iv) of Item 304 of Regulation
S-K) or reportable events (as described in paragraph (a) (1) (v) of said Item 304).

The Registrant has requested PwC to furnish it with a letter addressed to the Securities and Exchange Commission stating whether PwC agrees with the statements contained above. A copy of the letter from PwC to the Securities and Exchange Commission is filed as an exhibit hereto.